                                                                     EXHIBIT (b)

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                                 LOAN AGREEMENT


                                   DATED AS OF

                                NOVEMBER 22, 1999

                                 BY AND BETWEEN

                            FAIR GROUNDS CORPORATION

                                       AND

                              FIRST BANK AND TRUST


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                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT dated as of November 22, 1999, by and between FAIR GROUNDS CORPORATION, a Louisiana corporation (the "Debtor"), and FIRST BANK AND TRUST, a Louisiana banking association ("Bank").

                              W I T N E S S E T H:

         WHEREAS, the Debtor has applied to Bank for a working capital line of credit in an amount not to exceed $2,500,000.00; and,

         WHEREAS, Bank has agreed to provide such requested credit facility to Debtor pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereunder set forth, Debtor and Bank do hereby covenant and agree as follows, to-wit:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. DEFINED TERMS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "AGREEMENT" shall mean this Loan Agreement, as the same may from time to time be amended, modified or supplemented and in effect.

         "BANK" shall mean First Bank and Trust, a Louisiana banking association.

         "BASE RATE" shall mean the rate of interest established from time to time by the Board of Directors or management of Citibank, N.A., New York, New York, as its "prime" or "base" lending rate, whether or not that rate is published, and which is not necessarily the lowest rate charged by Citibank, N.A., or by Bank, such rate to be adjusted automatically on and as of the effective date of any change in such Base Rate.

         "BASE RATE LOAN" shall mean the portion of any of the Revolving Loans bearing interest calculated on the basis of the Base Rate.

         "BASE RATE TRANCHE" shall mean, with respect to outstanding Revolving Loans of Debtor, all or any portion of the Revolving Loans that constitutes a Base Rate Loan.


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


         "BUSINESS DAY" means a day other than (i) a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Louisiana;
         (ii) a day on which national banks are authorized to be closed in New Orleans, Louisiana; and (iii) if such Business Day relates to a conversion to, or continuation of, a LIBOR Rate Loan, also a day on which dealings in Dollar deposits are carried out in the interbank market selected by Bank for purposes of setting the LIBOR Rate.

         "COLLATERAL" shall mean any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of Bank pursuant to the Collateral Documents.

         "COLLATERAL DOCUMENTS" shall collectively refer to the Collateral Mortgage Note, the Pledge of Collateral Mortgage Note, the Mortgage and any and all other documents in which an Encumbrance is created on any property of the Debtor or of any third person to secure payment of the Indebtedness of the Debtor or any part thereof.

         "COLLATERAL MORTGAGE NOTE" shall mean that certain Collateral Mortgage Note made by Debtor dated November 30, 1995, payable to the order of bearer on demand in the principal amount of $17,500,000.00, which is secured by and paraphed for identification with the Mortgage.

         "COMMITMENT AMOUNT" shall mean $2,500,000.00.

         "COMMITMENT" means the agreement by Bank to the Debtor to make Revolving Loans in accordance with the provisions of Article II hereof.

         "CONTINUE", "CONTINUATION" AND "CONTINUED" shall mean the continuation pursuant to Section 3.3 hereof of a LIBOR Rate-based interest rate accruing on the Note from one Interest Period to the next Interest Period.

         "CONTRACT RATE" shall mean, at any time, the rate of interest then borne by the Note after giving effect to any fluctuations in the Base Rate or LIBOR Rate, but without giving any effect to the application of any default rate of interest imposed by Bank under the terms of the Note. The Contract Rate shall be as follows:

         a) With respect to Base Rate Loans, the Base Rate from time to time in effect minus one-half of one percent (0.5%) per annum.

         b) With respect to LIBOR Rate Loans, the LIBOR Rate applicable to each such LIBOR Rate Loan or LIBOR Rate Tranche plus two percent (2.0%) per annum.

         "CONVERT", "CONVERSION" AND "CONVERTED" shall mean a conversion pursuant to Section 3.3 hereof of the interest rate then accruing on the Note or any Tranche thereof to a LIBOR Rate-based interest rate or to a Base Rate-based interest rate.


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         "DEBT" shall mean any and all amounts and/or liabilities owing from time to time by the Debtor to any Person, including the Bank, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of the Debtor; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution; advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP, and (vi) trade payables and operating leases incurred in the ordinary course of business or otherwise.

         "DEBTOR" shall mean Fair Grounds Corporation, a Louisiana corporation, together with its successors and assigns.

         "DEFAULT" shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

         "DOLLARS" AND "$" shall mean lawful money of the United States of America.

         "ENCUMBRANCES" shall mean individually, collectively and interchangeably any and all presently existing and/or future mortgages, liens, privileges, servitudes, rights-of-way and other contractual and/or statutory security interests and rights of every nature and kind that, now and/or in the future may affect the property of the Debtor or any part or parts thereof.

         "ENVIRONMENTAL LAWS" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., the Louisiana Environmental Affairs Act, La. R.S. 30:2001, et seq., or other applicable Governmental Requirements or regulations adopted pursuant to any of the foregoing.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EVENT OF DEFAULT" shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section
         10.1 hereof.

         "FUNDING LOSSES" shall mean, with respect to (a) the Debtor's payment or prepayment of principal of a LIBOR Rate Loan or LIBOR Rate Tranche on a day other than the last day of the applicable Interest Period; (b) the Debtor's failure to borrow a LIBOR Rate Loan


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         or a LIBOR Rate Tranche on the date specified by the Debtor; (c) the
         Debtor's failure to make any prepayment of any LIBOR Rate Loans or LIBOR Rate Tranches on the date specified by the Debtor, or (d) any cessation of a LIBOR Rate to apply to the Revolving Loans or any Tranche thereof pursuant to Section 4.4 or Section 4.5 hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by Bank (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fiend or maintain a Revolving Loan).

         "GAAP" shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

         "GOVERNMENTAL REQUIREMENT" shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

         "INDEBTEDNESS" shall mean, at any time, the indebtedness of the Debtor evidenced by the Note executed by the Debtor pursuant to this Agreement, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges, together with all commitment fees and other indebtedness and costs and expenses for which the Debtor is responsible under this Agreement or under any of the Related Documents. In addition, the word "Indebtedness" also includes any and all other loans, extensions of credit, obligations, debts and liabilities, including without limitation any indebtedness owed by the Debtor to Bank or its agents on account of any interest rate protection or swap or hedging agreements or arrangements entered into between the Debtor and the Bank or any agent of the Bank, plus interest thereon, of the Debtor that may now and in the future be owed to or incurred in favor of Bank, as well as all claims by Bank against the Debtor, whether existing now or later; whether they are voluntary or involuntary, due or to become due, direct or indirect or by way of assignment, determined or undetermined, absolute or contingent, liquidated or unliquidated; whether the Debtor may be liable individually or jointly with others, of every nature and kind whatsoever, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges; whether the Debtor may be obligated as principal obligor, guarantor, surety, accommodation party or otherwise.

         "INTEREST PAYMENT DATE" shall mean, with respect to a LIBOR Rate Loan or a LIBOR Rate Tranche, the last day of each Interest Period applicable to such LIBOR Rate Loan or LIBOR Rate Tranche, the last day of the third month of any six-month LIBOR Interest Period applicable to such LIBOR Rate Loan or LIBOR Rate Tranche, and the Termination Date.

         "INTEREST PERIOD" shall mean, with respect to a LIBOR Rate Loan or a LIBOR Rate Tranche, each period commencing on (1) the date any such LIBOR Rate Loan or LIBOR Rate Tranche of any new Loan is made, (2) the date the interest rate on any Revolving Loan or Tranche thereof is Converted by a Debtor from a Base Rate Loan to a LIBOR Rate Loan, or
         (3) the day following the last day of the immediately preceding Interest Period for which a LIBOR Rate-based rate for the LIBOR Rate Loan or LIBOR Rate


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         Tranche is applicable and is Continued, and, in each case, ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter (as selected by Debtor in accordance with the terms hereof); except that each Interest Period which commences on the last Business Day of a calendar month or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise commence before and end after the Termination Date, such Interest Period shall end on the Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, unless such next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

         "LIBOR RATE" shall mean, with respect to the applicable Interest Period in effect, an interest rate per annum equal to the quotient (converted to a percentage) of (i) the rate per annum of interest equal to the annual rate of interest (rounded upward to the nearest whole multiple of 1/100 of 1%, if such average is not such a multiple) determined by Bank, at or before 11:00 a.m. New Orleans, Louisiana time on the first day of such Interest Period, to be the annual rate of interest at which deposits of Dollars are offered by prime banks in whatever London interbank market may be selected by Bank in its sole discretion, acting in good faith, at the time of determination and in accordance with the then existing practice in such market for delivery on the first day of such Interest Period in immediately available funds and having a maturity equal to such Interest Period in an amount equal (or as nearly equal as may be) to the applicable LIBOR Rate Loan, divided by (ii)
         1.00 minus the LIBOR Reserve Requirement (as defined below), expressed as a decimal, for such Interest Period. "LIBOR Reserve Requirement" shall mean for any day during an Interest Period, that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Bank with respect to liabilities consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) with a maturity equal to such Interest Period. In determining the percentage, the Bank may use any reasonable averaging and attribution methods. Each determination by Bank of a LIBOR Rate or of the LIBOR Reserve Requirement used in determining same shall be conclusive and binding, absent manifest error.

         "LIBOR RATE LOAN" shall mean any of the Revolving Loans (or any portion thereof) bearing interest calculated on the basis of a LIBOR Rate.

         "LIBOR RATE TRANCHE" shall mean the amount of the outstanding Revolving Loans of the Debtor that constitutes a LIBOR Rate Loan for a specific Interest Period.

         "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Collateral Documents and any other Related Documents.


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         "MATERIAL ADVERSE CHANGE" shall mean an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Debtor, or which otherwise changes in a materially adverse way any other facts, circumstances or conditions which Bank has relied upon or utilized in making its Commitment hereunder.

         "MORTGAGE" shall mean that certain Collateral Mortgage dated November 30, 1995, executed by Debtor in favor of First National Bank of Commerce and any future holder or holders of the Collateral Mortgage Note, recorded at MOB 3138, Folio 35, Entry No. 341417 of the mortgage records of Orleans Parish, Louisiana, as amended by that certain Act of Amendment and Correction to Collateral Mortgage dated December 18, 1995, executed by Fair Grounds Corporation in favor of First National Bank of Commerce and any future holder or holders of the Collateral Mortgage Note, recorded at MOB 3144, Folio 53, Entry No. 343761 of the mortgage records of Orleans Parish, Louisiana, as said Collateral Mortgage may hereafter be amended from time to time.

         "NOTE" shall mean that certain promissory note dated November 22, 1999, made by Debtor payable to the order of Bank in the principal amount of $2,500,000.00, and given in evidence of the Revolving Loans to be made pursuant to the terms hereof, together with all other promissory note or notes given in renewal, substitution or as a refinancing of any part of the Indebtedness evidenced thereby.

         "PERMITTED ENCUMBRANCES" shall have the meaning ascribed to such term in Section 9.3 hereof.

         "PERSON" shall mean an individual or a corporation, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

         "PLEDGE OF COLLATERAL MORTGAGE NOTE" shall the mean that certain Pledge of Collateral Mortgage Note dated November 30, 1995, by Debtor in favor of First National Bank and any future holder or holders of the Collateral Mortgage Note, as said agreement may be further amended and from time to time in effect.

         "RELATED DOCUMENTS" shall mean and include individually, collectively, interchangeably and without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, collateral mortgages, deeds of trust, and all other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

         "REVOLVING LOANS" shall mean loans made by Bank under the Note to Debtor in accordance with and subject to the terms of the Commitment.

         "SUBSIDIARIES" shall mean at any date with respect to any Person all the corporations of which such Person at such date, directly or indirectly, owns 50% or more of the outstanding capital stock (excluding directors' qualifying shares), and "Subsidiary" means any one of the Subsidiaries.


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         "TERMINATION DATE" shall mean the earlier to occur of (i) November 22,
         2000, or (ii) the date of termination of the Commitment pursuant to
         Article X hereof.

         "TRANCHE" shall mean a portion of the Revolving Loans outstanding to the Debtor that bears interest at either a particular LIBOR Rate-based rate or at the Base Rate-based rate then in effect.

         "UCC" shall mean the Uniform Commercial Code, Commercial Laws-Secured Transactions (La. R.S. 10:9-101, et seq.) in the State of Louisiana, as amended from time to time; provided, however, that if by reason of mandatory provisions of law, the perfection or effect of perfection or non-perfection of the Bank's Encumbrances against the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Louisiana, then "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction.

         SECTION 1.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

                                   ARTICLE II

                                 REVOLVING LOANS

         SECTION 2.1. REVOLVING LOANS. Subject to the terms and conditions of this Agreement, Bank agrees to make Revolving Loans to the Debtor from time to time during the period from the date hereof to and including the Termination Date; provided, however, that no such Revolving Loan shall exceed an amount which, when added to the aggregate principal amount of all Revolving Loans at such time outstanding, exceeds the Commitment Amount. Within the limits set forth herein, the Debtor may borrow from Bank hereunder, repay any and all such Revolving Loans as hereinafter provided and reborrow hereunder. Debtor's obligation to repay the Revolving Loans made by Bank shall be evidenced by the Note, which shall bear interest prior to maturity at the Contract Rate or Contract Rates from time to time in effect pursuant to the terms of Article III hereof.

         SECTION 2.2. MANNER AND NOTICE OF BORROWING UNDER THE COMMITMENT. All requests for Revolving Loans must be made during a Business Day between the hours of 9:00 a.m. and 4:00 p.m. Central Time. If Bank receives Debtor's proper request for a loan under the Revolving Loans by no later than 11:00 a.m. Central Time and if Bank is able to honor such request, then Bank shall credit Debtor's account with the proceeds of such Revolving Loan on the same day (if such Revolving Loan is to be a Base Rate Loan), or, if such Revolving Loan is to be a LIBOR Rate Loan, Bank shall credit Debtor's account with the proceeds of such Revolving Loan within two (2) Business Days of such request. If Bank receives Debtor's proper request for such a Revolving Loan later than 11:00 a.m. Central Time and if Bank is able to honor such request, then Bank shall credit Debtor's account with the proceeds of such Revolving Loan on the next Business Day (if such Revolving Loan is to be a Base Rate Loan), or, if such Revolving Loan is


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


to be a LIBOR Rate Loan, Bank shall credit Debtor's account with the proceeds of such Revolving Loan within three (3) Business Days of such request. Requests for Revolving Loans may be made by Debtor in person, in writing or through telephone calls to Bank, and such requests shall be fully authorized by Debtor if made by any one of the persons designated hereinbelow; provided, however, that any request for a Revolving Loan which is to be a LIBOR Rate Loan shall be made in writing and shall specify the requested Interest Period which is to initially apply to such Revolving Loan. Bank shall have the right, but not the obligation, to verify the telephone requests by calling the person who made the request at the telephone number hereinafter set forth opposite his name. The persons who are authorized by Debtor to make personal, written or telephone requests for a loan as provided in this paragraph are:

         Name                                        Title                             Telephone Number

         Bryan G. Krantz                             President                         (504) 944-0065

         Where Bank honors any request for Revolving Loans, the amount thereof shall be credited to such demand deposit account maintained by Debtor with Bank as Debtor may request and the credit advice resulting therefrom shall be mailed to Debtor. Bank's copy of such credit advice shall be deemed conclusive evidence of Debtor's indebtedness to Bank in connection therewith, absent manifest error. The aggregate outstanding amount of principal and interest due by the Debtor at any given time under the Commitment shall be and constitute the Indebtedness of the Debtor to Bank under the Note. When each advance is made by Bank to the Debtor hereunder, the Debtor shall be deemed to have renewed and reissued the Note for the amount of the advance plus all amounts due by the Debtor to Bank under the Commitment immediately prior to such advance.

         SECTION 2.3. BORROWINGS UNDER THE COMMITMENT. Within the limits of the Commitment to the Debtor hereunder and subject to the terms and conditions of this Agreement, Bank shall only be obligated to lend the Debtor an amount which will not cause all Revolving Loans outstanding to the Debtor to exceed $2,500,000.00. During the period of the Commitment, the Debtor may use the Commitment by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement.

         SECTION 2.4. PAYMENT OF THE NOTE UNDER THE COMMITMENT. Interest on the unpaid principal balance of the Note shall be payable in accordance with the terms of Section 3.2 hereof. Principal shall be payable on the Termination Date. The Debtor hereby authorizes Bank to debit its checking account maintained with Bank to pay interest due on the Note on each payment date.

         SECTION 2.5. USE OF PROCEEDS. Debtor shall use the proceeds of the Revolving Loans solely for its own business and commercial purposes, including the payment of existing indebtedness of Debtor to Bank One, Louisiana, N.A.


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


         SECTION 2.6. OVERLINES AND OVERADVANCES. Notwithstanding the provisions of Section 2.1 hereof, in the event that at any time the aggregate unpaid principal amount of the Revolving Loans ever exceeds $2,500,000.00, Debtor agrees to pay the excess amount (an "overline") immediately upon demand by Bank. Overlines shall bear interest prior to maturity of the Note at the Contract Rate for Base Rate Loans. Upon request of Bank, Debtor shall execute a promissory note, payable to the order of Bank, to represent the amount of any overline; however, Debtor acknowledges and agrees that the records of Bank and this Agreement shall constitute conclusive evidence of any overline and the obligation of Debtor to repay any overline, with interest. All overlines for which Bank has not demanded payment earlier, and all unpaid and accrued interest on overlines not due and payable earlier, shall be due and payable on the Termination Date. Debtor acknowledges and agrees that Bank is not obligated to Debtor to fund any advance which would create an overline.

         SECTION 2.7. OPTIONAL EXTENSION OF TERMINATION DATE. Bank agrees, assuming no Default or Event of Default has occurred and is continuing under this Agreement, to consider, at its sole discretion, extending the Termination Date on an annual basis for additional one-year terms, upon the written request of the Debtor. The Debtor shall submit a written request for extension of the Termination Date not more than ninety (90) Business Days prior to the then current Termination Date and not less than thirty (30) Business Days prior to the then current Termination Date if it desires to request such an extension. Bank shall advise the Debtor whether it agrees to so extend the Termination Date within fourteen (14) Business Days prior to then current Termination Date following receipt of a timely submitted request for an extension. The Debtor acknowledges that Bank shall have no obligation to extend the Termination Date, and that any extension of the Termination Date granted hereunder shall not in any way be construed as an agreement to grant additional future extensions. If any such extension is requested, and granted by Bank in its sole discretion, this Agreement and all Collateral Documents shall remain in full force and effect, and shall continue to apply to and secure payment of such extended Indebtedness; provided, however, that to the extent deemed necessary by Bank, the Debtor agrees to execute an appropriate amendment to this Agreement, a promissory note renewing the Note (or a modification to the Note which extends the Termination Date, as Bank may reasonably require), and to provide amendments and/or confirmations and ratifications of all Collateral Documents, and to pay all reasonable out-of-pocket expenses and reasonable attorney's fees incurred by Bank in connection therewith.

                                   ARTICLE III

                     INTEREST PAYABLE ON THE REVOLVING LOANS

         SECTION 3.1. INTEREST ON THE REVOLVING LOANS.

         (a) Subject to the terms and conditions hereof, the Revolving Loans may from time to time be split into (1) LIBOR Rate Tranches, (2) Base Rate Tranches, or (3) any combination thereof subject to the limitation set forth in
Section 3.3(c) of this Article, as determined pursuant to the terms of this
Article III.


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


         (b) The unpaid principal amounts of all Revolving Loans and Revolving Loan Tranches shall bear interest at one or more of the following Contract Rates, at Debtor's option: (i) the Base Rate from time to time in effect, adjusted daily, minus one-half of one percent (0.5%) per annum, or (ii) the LIBOR Rate then in effect for such Revolving Loans as determined by Bank at the time such LIBOR Rate is determined for any of the Revolving Loans or Revolving Loan Tranches, plus two percent (2.0%) per annum. Debtor shall select the interest rate option applicable to each Revolving Loan or Revolving Loan Tranche upon the funding of each such Revolving Loan or Tranche thereof, and the selected interest rate option shall continue as to said Loan or Tranche until changed in accordance with the following provisions hereof. If Debtor requests that a Revolving Loan be funded as a LIBOR Rate Loan, Debtor shall give two (2) Business Days' prior irrevocable written notice of such election prior to the proposed funding date, and such notice shall specify the length of the desired initial Interest Period to be applicable to such Revolving Loan. Debtor shall notify Bank of its desire to change the interest rate on any of its Revolving Loans or Revolving Loan Tranches not less than two (2) Business Days prior to the date on which such change shall be effective. The Debtor may change a Revolving Loan or Revolving Loan Tranche from a Base Rate Loan to a LIBOR Rate Loan at any time without payment of premium or penalty, but the Debtor may change a Revolving Loan or Revolving Loan Tranche from a LIBOR Rate Loan to a Base Rate Loan only as of the last day of an Interest Period without payment of premium or penalty. In the absence of any specific rate election by the Debtor, all Revolving Loans and Tranches thereof shall bear interest at the Contract Rate for Base Rate Loans.

         SECTION 3.2. PAYMENT OF INTEREST ON THE REVOLVING LOANS. Interest on all Base Rate Loans shall be payable on the last Business Day of each month and on the Termination Date, and interest on LIBOR Rate Loans shall be payable on each Interest Payment Date.

         SECTION 3.3. CONVERSIONS AND CONTINUATIONS; MAXIMUM AMOUNT OF TRANCHES.

         (a) The Debtor may elect from time to time to convert a LIBOR Rate Loan or Tranche to a Base Rate Loan, or a Base Rate Loan to a LIBOR Rate Loan, by giving the Bank at least two (2) Business Days' prior irrevocable written notice of such election, provided that any such conversion of a LIBOR Rate Loan shall only be made on the last day of a Interest Period with respect thereto. All or any part of an outstanding LIBOR Rate Loan and a Base Rate Loan may be converted as provided herein, provided that (1) no Base Rate Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing, (2) no Loan may be converted into a LIBOR Rate Loan after the date that is one month prior to the Termination Date, and (3) any such conversion may only be made if, after giving effect thereto, the provisions of
Section 3.3(c) hereof shall not have been contravened.

         (b) Any Revolving Loan which is LIBOR Rate Loan or a Tranche thereof may be continued as such upon the expiration of a Interest Period with respect thereto by the Debtor giving Bank at least two (2) Business Days' prior irrevocable written notice of such continuance; provided, that no LIBOR Rate Loan may be continued as such (1) when any Default or Event of Default has occurred and is continuing and the Bank has determined that such a continuation is not appropriate or (2) after the date that is one month prior to the Termination Date, and provided, further, that if the Debtor shall fail to give such written notice or if such continuation is not permitted, then the Debtor shall be deemed to have converted said LIBOR Rate Loan to a Base Rate Loan upon the expiration of the then current Interest Period.

         (c) All borrowings, conversions and continuations of the Revolving Loans hereunder and all selection of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto no more than four (4) LIBOR Rate Tranches shall be outstanding to Debtor under its Revolving Loans.

                                   ARTICLE IV

                           CERTAIN GENERAL PROVISIONS

         SECTION 4.1. PAYMENTS TO BANK. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Related Documents shall be made to the Bank at the Bank's office at 909 Poydras Street, Suite 100, New Orleans, Louisiana 70112, or at such other location that the Bank may from time to time designate in writing to the Debtor, in each case in immediately available funds.

         SECTION 4.2. NO OFFSET, ETC. All payments by Debtor hereunder and under any of the other Related Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Debtor is compelled by law to make such deduction or withholding. If any such obligation is imposed upon Debtor with respect to any amount payable by it hereunder or under any of the other Loan Documents, Debtor will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Related Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which Bank would have received on such due date had no such obligation been imposed upon Debtor. Debtor will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Debtor hereunder or under such other Loan Documents.

         SECTION 4.3. COMPUTATIONS. All computations of interest on the Revolving Loans and of commitment or other fees shall be assessed utilizing a 360-day daily interest factor over the number of days in an actual calendar year (365 days or 366 days in a leap year). Bank shall determine each interest rate applicable to the Revolving Loans in accordance with this Agreement, and Bank's determination of same shall be conclusive in the absence of manifest error. Except as otherwise provided in the definition of the term "Interest Period", whenever a payment hereunder or under any of the other Related Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Loans as reflected on the Bank's books and records from time to time shall be prima facie evidence of the amounts so outstanding.

         SECTION 4.4. INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period, the Bank shall determine or be notified that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to the Revolving Loans during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Debtor) to the Debtor. In such event the Revolving Loans (or any Tranches thereof) will automatically, on the last day of the then current Interest Period applicable to such Revolving Loans or Tranches, become a Base Rate Loan until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify Debtor.

         SECTION 4.5. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for the Bank to make available, or maintain in effect, the LIBOR Rate, the Bank shall forthwith give notice of such circumstances to the Debtor and thereupon any Revolving Loans bearing interest at a LIBOR Rate shall be converted automatically to Base Rate Loans on the last day of the then current Interest Period applicable to such Revolving Loans or within such earlier period as may be required by law. Debtor hereby agrees promptly to pay the Bank, upon demand by Bank, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this paragraph, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make available, or maintain in effect, the LIBOR Rate for the Revolving Loans.

         SECTION 4.6. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

         (1) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Related Documents or the Indebtedness (other than taxes based upon or measured by the revenue, income or profits of the Bank), or

         (2) materially change the basis of taxation (except for changes in taxes on revenue, income or profits) of payments to the Bank of the principal of or the interest on the Indebtedness of any other amounts payable to the Bank under this Agreement or the other Related Documents, or

         (3) impose or increase or render applicable (other than to the extent specifically, provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of the Bank, or

         (4) impose on the Bank any other conditions or requirements with respect to this Loan Agreement, the other Related Documents, the Indebtedness, or any class of loans of which the Indebtedness forms a part, and the result of any of the foregoing is

                           (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining the Indebtedness, or

                           (ii) to reduce the amount of principal, interest or other amount payable to the Bank hereunder on account of such the Indebtedness, or

                           (iii) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from Debtor hereunder, then, and in each such case, Debtor will, upon demand made by the Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregoing interest or others sum.

         SECTION 4.7. CAPITAL ADEQUACY. If after the date hereof the Bank determines that (a) the adoption of or change in any law, governmental rule, regulations, policy guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by the Bank or any corporation controlling the Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on the Bank's Loans to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by the Bank to be material, then the Bank may notify Debtor of such fact. Debtor agrees to pay the Bank for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by the Bank of a certification in accordance with paragraph Section 4.8.

         SECTION 4.8. CERTIFICATE; OPTIONAL RIGHT OF PREPAYMENT. Bank shall provide Debtor with a certificate setting forth any additional amounts which it declares to be payable pursuant to Sections 4.6 and 4.7 hereof, and a complete explanation of such amounts which are due, and each such certificate shall be conclusive, absent manifest error, that such amounts are due and owing. Debtor shall have the right, at any time within 90 days of receipt of any such certificate, to obligations to notify Bank that it desires to terminate the Commitment and prepay all the Revolving Loans (subject to any and all prepayment penalties and pay Funding Losses under the terms of this Agreement) without being obligated to pay any such additional costs set forth in such certificate, after which Bank shall promptly terminate, discharge and release of record (at Debtor's expense) all of its Encumbrances affecting the Collateral and return all Collateral to

Debtor. After receipt of such notice from Debtor, Bank shall have no further Commitment hereunder.

         SECTION 4.9. INDEMNITY. Debtor agrees to indemnify the Bank and to hold the Bank harmless from and against any and all Funding Losses or any other loss, cost or expense that the Bank may sustain or incur as a consequence of (a) default by Debtor in payment of the principal amount of or any interest on any Indebtedness as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate in effect for the Revolving Loans, or
(b) the making of any payment of Indebtedness on a day that is not the last day of the applicable Interest Period, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate in effect for the Revolving Loans.

                                    ARTICLE V

                          SECURITY FOR THE INDEBTEDNESS

         SECTION 5.1. SECURITY. The Indebtedness shall be secured by the following:

         (a)      the Pledge of the Collateral Mortgage Note;

         (b)      the Mortgage; and,

         (c) the security interest granted pursuant to Section 11.5 herein affecting certain deposit accounts and all other property of the Debtor in the possession or control of the Bank.

         SECTION 5.2. AGREEMENT NOT TO ENFORCE MORTGAGE UNDER CERTAIN CIRCUMSTANCES. Notwithstanding any provision contained in this Agreement, the Mortgage or any of the other Related Documents to the contrary, Bank agrees that if, based upon the audited financial statements of the Debtor for its fiscal year ended on November 31, 1999 to be submitted to Bank pursuant to the requirements of Section 8.1 (b) hereof, the Debtor has achieved a Debt Service Coverage Ratio of not less than 1.25 to 1.00 for the preceding 12-month period, Bank shall not thereafter enforce the Mortgage upon the occurrence of an Event of Default hereunder so long as Debtor thereafter maintains a Debt Service Coverage Ratio of not less than 1.25 to 1.00 for each 12-month period ending on the last day of each fiscal quarter of Debtor. If at any time following the end of any fiscal quarter when Debtor has failed to maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00 for the immediately preceding 12-month period, this provision shall no longer apply and Bank shall have the right to exercise any and all rights available to it under the Mortgage following the occurrence of any Event of Default hereunder. Each of the financial reports submitted by Debtor to Bank under the provisions of Section 8.1 (a) and (b) hereof shall contain a calculation of the Debt Service Coverage Ratio of Debtor for the 12-month period ending on the effective date of each such financial statement of Debtor. For purposes of this Section, "Debt Service Coverage Ratio" shall mean, for each 12-month period for which it is to be determined, the ratio of (a) the sum of Debtor's net income plus depreciation and interest expense for such period, less any payments in cash, property, or other assets upon or in respect of any shares of any class of capital stock of Debtor, including payments as dividends and payments for the purpose of purchasing, retiring or redeeming any such shares of stock of Debtor, made during such period, to (b) the sum of all interest and principal payments made on the Revolving Loans and on all other Debt for the same period.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1. CONDITIONS PRECEDENT TO THE REVOLVING LOANS. The obligation of Bank to make any Revolving Loan shall be subject to the satisfaction and the continued satisfaction of the following conditions precedent:

         (a) Debtor shall have executed and delivered (or caused to have been executed and delivered) to Bank this Agreement, an Acknowledgment of and Amendment to the Pledge of the Collateral Mortgage Note (contemporaneously with the taking of possession of the Collateral Note from Bank One, Louisiana, N.A. upon the funding of such initial advance to purchase the outstanding loans due by Debtor to Bank One, Louisiana, N.A.), UCC-3 assignments from Bank One, Louisiana, N.A., of the existing UCC-1 financing statements in favor of First National Bank of Commerce (which shall thereafter be partially released by Bank to the extent that they affect equipment and furniture of the Debtor, but retained insofar as they affect fixtures and other rights of Debtor related to the real estate affected by the Mortgage), and the Note, all in form and substance and in such number of counterparts as may be required by Bank;

         (b) The representations and warranties of the Debtor as set forth herein, or any Related Document furnished to Bank in connection herewith, shall be and remain true and correct;

         (c) Bank shall have received a favorable legal opinion of counsel to the Debtor, in form, scope and substance satisfactory to Bank;

         (d) Bank shall have received certified resolutions of the Debtor's board of directors authorizing the execution of all documents contemplated hereby;

         (e) Bank shall have received all fees, charges and expenses which are due and payable as specified in this Agreement or any Related Document;

         (f) No Default or Event of Default shall exist or shall result from the making of a Revolving Loan;

         (g) Debtor shall have each provided Bank with all financial statements, reports and certificates required by this Agreement;

         (h) Bank shall have received the financial statements of the Debtor as of July 31, 1999, and shall have found such statement satisfactory in its sole discretion;

         (i) Bank's counsel shall have reviewed the corporate structure and articles of incorporation of the Debtor, and shall be satisfied with the validity, due authorization and enforceability of all Related Documents;

         (j) There shall have been no change to the corporate structure, ownership or management of the Debtor than from what has been previously represented to Bank;

         (k) Bank shall have received evidence acceptable to Bank and its counsel that its Encumbrances affecting the Collateral shall have a first priority position, subject only to Permitted Encumbrances;

         (1) Bank shall have reached an agreement with Bank One, Louisiana, N.A., for the purchase of Debtor's outstanding loans due to Bank One, Louisiana, N.A. on terms satisfactory to Bank in its sole discretion, and Debtor shall have paid any and all fees charged by Bank One, Louisiana, N.A. for the sale of its loans to Bank;

         (m) Debtor and/or its officers shall have made such representations and warranties to Bank regarding the outstanding balances due by Debtor to Bank One, Louisiana, N.A. and as to such other matters regarding the status of the collateral securing such loans as Bank may reasonably request; and,

         (n)      There shall have occurred no Material Adverse Change.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES.

         Debtor represents and warrants to Bank as follows:

         SECTION 7.1. CORPORATE AUTHORITY. Debtor is a Louisiana corporation duly created, validly existing and in good standing under the laws of the State of Louisiana, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents. Debtor has the power to enter into this Agreement, issue the Note, mortgage and grant security interests in the Collateral in the manner and for the purpose contemplated by the Collateral Documents. Debtor has the corporate power to perform its obligations hereunder and under the Related Documents. The making and performance by Debtor of the Related Documents have all been duly authorized by all necessary corporate action (including all necessary shareholder action), and do not and will not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Debtor or the articles of incorporation of Debtor. The making and performance by Debtor of the Related Documents do not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement or instrument to which Debtor is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Related

Documents) upon or with respect to any of the properties now owned or hereafter acquired by Debtor, and Debtor is not in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument. Each of the Related Documents to which Debtor is a party constitutes legal, valid and binding obligations of the Debtor, enforceable in accordance with its terms.

         SECTION 7.2. FINANCIAL STATEMENTS. The balance sheet of the Debtor and the related statements of income and retained earnings for the year then ended, copies of which have been delivered to Bank, are complete and correct and fairly present the financial condition of the Debtor as of the date or dates thereof. Each of said financial statements were prepared in conformity with GAAP applied on a basis consistent with the preceding year. No Material Adverse Change has occurred since said dates in the financial position or in the results of operations of Debtor in its business taken as a whole.

         SECTION 7.3. TITLE TO COLLATERAL. Debtor has good and marketable title to the Collateral, free and clear of all Encumbrances other than Permitted Encumbrances. The Collateral Documents constitute legal, valid and perfected first Encumbrances on the property interests covered thereby, subject only to Permitted Encumbrances.

         SECTION 7.4. LITIGATION. Other than as has been disclosed previously to Bank in writing, there are no legal actions, suits or proceedings pending or threatened against or affecting Debtor or any of its properties before any court or administrative agency (federal, state or local), which, if determined adversely to the Debtor, would constitute a Material Adverse Change, and there are no judgments or decrees affecting Debtor or any of its properties (including, without limitation, the Collateral) which are or may become an Encumbrance against such properties.

         SECTION 7.5. APPROVALS. No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders of Debtor is or will be required in connection with the execution and delivery by the Debtor of the Related Documents or the performance by the Debtor of its obligations hereunder and under the other Related Documents.

         SECTION 7.6. LICENSES. Debtor possesses adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted.

         SECTION 7.7. ADVERSE AGREEMENTS. Debtor is not a party to any agreement or instrument, or subject to any charter or other restriction, materially and adversely affecting the respective business, properties, assets, or operations of any of them or their condition (financial or otherwise), and Debtor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would constitute a Material Adverse Change.

         SECTION 7.8. DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default hereunder has occurred or is continuing or will occur as a result of the giving effect hereto.

         SECTION 7.9. EMPLOYEE BENEFIT PLANS. Each employee benefit plan as to which Debtor may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event (as defined in ERISA) has occurred with respect to any such plan, (ii) Debtor has not withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

         SECTION 7.10. INVESTMENT COMPANY ACT. The Debtor is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 7.11. PUBLIC UTILITY HOLDING COMPANY ACT. The Debtor is not a "holding company," or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 7.12. REGULATIONS G, T AND U. The Debtor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Revolving Loans will be used for the purpose of purchasing or carrying such margin stock.

         SECTION 7.13. LOCATION OF DEBTOR'S OFFICES AND RECORDS. The chief place of businesses of Debtor, and the offices where Debtor its records concerning the Collateral, are as follows:

Chief Place of Business Location      Locations of Records regarding Collateral
--------------------------------      -----------------------------------------
1751 Gentilly Boulevard               1751 Gentilly Boulevard
New Orleans, LA 70119                 New Orleans, LA 70119

         SECTION 7.14. INFORMATION. All information heretofore or contemporaneously herewith furnished by Debtor to Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Debtor to Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 7.15. ENVIRONMENTAL MATTERS. Except as may have been disclosed in writing to Bank prior to the date hereof, no properties of the Debtor has ever been, and ever will be so long as this Agreement remains in effect, used for the generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance, as those terms are defined in the Environmental Laws, except in compliance with such Environmental Laws. Except as may have been disclosed in writing by the Debtor to Bank, Debtor represents and warrants that it is in compliance with all Environmental Laws affecting it and its properties.

         SECTION 7.16. YEAR 2000 COMPLIANCE. The Debtor represents and warrants that (i) as of the date of any request for an advance under the Revolving Loans; (ii) as of the date of any renewal, extension or modification of the Revolving Loans; and (iii) at all times the Revolving Loans or Bank's commitment to make Revolving Loans is outstanding:

         (1) Debtor has taken all reasonable efforts and shall continue, prior to December 31, 2000, to take all reasonable efforts to assure that all devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (collectively, the "Systems") necessary for Debtor to carry on its business as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of Debtor's business operations. For purposes of these provisions, "Year 2000 Compliant" means that such Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

         (2) Debtor has: (i) undertaken a detailed inventory, review, and assessment of all areas within its business and operations that could be adversely affected by the failure of Debtor to be Year 2000 Compliant on a timely basis; (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable in all material respects.

         (3) Debtor has made written inquiry of each of its key suppliers, vendors, and customers, and has requested written confirmations from all such persons, as to whether such persons have initiated programs to become Year 2000 Compliant. For purposes hereof, "key suppliers, vendors, and customers" refers to those suppliers, vendors, and customers of Debtor whose business failure would, with reasonable probability, result in a material adverse change in the business, properties, condition (financial or otherwise), or prospects of Debtor.

         SECTION 7.17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Debtor understands and agrees that Bank is relying upon the above representations and warranties in making the Revolving Loans to Debtor. Debtor further agree that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         In addition to the covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by Debtor, Debtor covenants and agrees as follows:

         SECTION 8.1. FINANCIAL STATEMENTS. Debtor will furnish or cause to be furnished to Bank:

         (a) within forty-five (45) days following the end of each fiscal quarter, financial statements consisting of the balance sheet of Debtor as of the end of such fiscal quarter, and statements of income and statements of cash flow of Debtor for such fiscal quarter and for the fiscal year through such fiscal quarter, all certified by the chief financial officer of Debtor as having been prepared in accordance with GAAP consistently applied,

         (b) as soon as available and in any event within ninety (90) days following the close of fiscal year of Debtor, audited financial statements of the Debtor consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent public accountants of recognized standing acceptable to Bank,

         (c) within forty-five (45) days after the end of each fiscal quarter, a certificate signed by the president and by the chief financial officer of the Debtor, certifying that they have reviewed this Agreement and to the best of their knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, and that all financial covenants in this Agreement have been met, and providing a computation of Debtor's Debt Service Coverage Ratio for the immediately preceding 12-month period,

         (d) within thirty (30) days of Debtor's filing of same, copies of all federal and state income tax returns filed by Debtor with the Internal Revenue Service and the Louisiana Department of Revenue and Taxation, and,

         (e) such other necessary financial information concerning Debtor as Bank may reasonably request from time to time.

         SECTION 8.2. NOTICE OF DEFAULT; LITIGATION; ERISA MATTERS. The Debtor will give written notice to Bank as soon as reasonably possible and in no event more than five (5) Business Days of (i) the occurrence of any Default or Event of Default hereunder of which they have knowledge or should have knowledge, (ii) the filing of any actions, suits or proceedings against the Debtor in any court or before any governmental authority or tribunal of which they have knowledge or should have knowledge which could cause a Material Adverse Change, (iii) the occurrence of a reportable event under, or the institution of steps by the Debtor to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Debtor may have liability, or (iv) the occurrence of any other action, event or condition of any nature of which they have knowledge which may cause, or lead to, or result in, any Material Adverse Change.

         SECTION 8.3. MAINTENANCE OF CORPORATE EXISTENCE, PROPERTIES AND LIENS. The Debtor will (i) continue to engage in the business presently being operated by it; (ii) maintain its corporate existence and good standing in each jurisdiction in which it is required to be qualified; (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition; (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its properties or assets; and, (v) maintain in favor of Bank a first perfected lien and security interest in the Collateral, subject only to other Permitted Encumbrances.

         SECTION 8.4. COLLATERAL SCHEDULES AND LOCATIONS. As often as Bank shall reasonably require, Debtor shall deliver to Bank information regarding the Collateral as Bank may reasonably require.

         SECTION 8.5. TAXES. The Debtor shall each pay or cause to be paid when due, all taxes, local and special assessments, and governmental and other charges of every type and description, that may from time to time be imposed, assessed and levied against it and its properties. Debtor further agrees to furnish Bank with evidence that such taxes, assessments, and governmental and other charges due by the Debtor have been paid in fill and in a timely manner. The Debtor may withhold any such payment or elect to contest any lien if the Debtor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Bank's interest in the Collateral is not jeopardized.

         SECTION 8.6. REQUIRED INSURANCE. The Debtor shall maintain insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which it operates, and as shall be reasonably satisfactory to Bank. With respect to the Collateral of the Debtor, Debtor agrees to provide Bank with the types of insurance coverages required by the Collateral Documents affecting such Collateral.

         The Debtor agrees to provide Bank with originals or certified copies of such policies of insurance. The Debtor further agrees to promptly furnish Bank with copies of all renewal notices and, if requested by Bank, with copies of receipts for paid premium. The Debtor shall provide Bank with originals or certified copies of all renewal or replacement policies of insurance no later than fifteen (15) days before any such existing policy or policies should expire. If the Debtor's insurance policies required hereunder and renewals thereof are held by another person, the Debtor agrees to supply original or certified copies of the same to Bank within the time periods required above.

         SECTION 8.7. PERFORMANCE OF LOAN DOCUMENTS. The Debtor shall duly and punctually pay and perform its obligations under the Note, under this Agreement (as the same may at any time be amended or modified and in effect) and under each of the Related Documents in accordance with the terms hereof and thereof.

         SECTION 8.8. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Debtor shall comply with and shall cause all of its employees, agents, invitees or sublessees to comply with all Environmental Laws with respect to the disposal of industrial refuse or waste, and/or the discharge, procession, treatment, removal, transportation, storage and handling of hazardous or toxic wastes and substances, and pay immediately when due the cost of removal of any such waste or substances from, and keep their properties free of any lien imposed pursuant to any such laws, rules, regulations or orders.

         The Debtor shall give notice to Bank as soon as reasonably possible and in no event more than five (5) days after it receives any compliance orders, environmental citations, or other notices from any governmental entity relating to any environmental condition relating to its properties or elsewhere for which Debtor may have legal responsibility with a full description thereof; the Debtor agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or Environmental Laws requiring Debtor to remove, treat or dispose of such hazardous materials, wastes or conditions at the sole expense of Debtor, and to provide Bank with satisfactory evidence of such compliance; provided, however, that nothing contained herein shall preclude Debtor from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and Bank's security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

         Regardless of whether any Event of Default hereunder shall have occurred and be continuing, Debtor (i) releases and waives any present or future claims against Bank for indemnity or contribution in the event the Debtor becomes liable for remediation costs under and Environmental Laws, and (ii) agrees to defend, indemnify and hold harmless Bank from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against Bank by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of the Debtor or of any hazardous materials, wastes or conditions regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to hazardous materials (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of Bank. The covenants and indemnities contained in this Section 8.8 shall survive termination of this Agreement.

         SECTION 8.9. FURTHER ASSURANCES. The Debtor will, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents.

         SECTION 8.10. OPERATIONS. The Debtor shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA of 1974, and other laws applicable to any employee benefit plans which it may have.

         SECTION 8.11. CHANGE OF LOCATION. The Debtor shall, within ten (10) Business Days prior to any such addition or change, notify Bank in writing of any proposed additions to or changes in the location of its business or of any changes in the location of any of the Collateral.

         SECTION 8.12. EMPLOYEE BENEFIT PLANS. So long as this Agreement remains in effect, the Debtor will maintain each employee benefit plan as to which it may have any liability, in compliance with all applicable requirements of law and regulations.

         SECTION 8.13. DEPOSIT ACCOUNTS. The Debtor will maintain all corporate deposit and disbursement accounts with the Bank.

         SECTION 8.14. ACCESS TO INFORMATION. The Debtor shall allow Bank's employees and agents access to its books and records and properties during normal business hours from time to time. The Debtor will provide Bank with such other information as Bank may reasonably request from time to time.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         In addition to the negative covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by the Debtor, the Debtor covenants and agrees as follows:

         SECTION 9.1. LIMITATIONS ON FUNDAMENTAL CHANGES. The Debtor shall not change the nature of its businesses, grant credit terms to its customers on terms different than those presently granted to customers, or form any subsidiary without the prior written consent of the Bank, nor shall it enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

         SECTION 9.2. DISPOSITION OF ASSETS. The Debtor shall not convey, sell, lease, assign, transfer or otherwise dispose of, any asset with a value in excess of $750,000.00 without the prior written consent of Bank, which consent shall not unreasonably withheld.

         SECTION 9.3. ENCUMBRANCES. The Debtor shall not create, incur, assume or permit to exist any Encumbrances on any of the Collateral now owned or hereafter acquired, except for the following (hereinafter referred to as the "Permitted Encumbrances"):

         (a) Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor.

         (b) Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

         (c) Inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement.

         (d) The pledge of the Collateral and any other liens in favor of the Bank to secure the Indebtedness of the Debtor to the Bank.

         SECTION 9.4. CHANGES IN OWNERSHIP. The identity of the controlling shareholders of the Debtor will not change without the prior written consent of Bank.

         SECTION 9.5. OTHER AGREEMENTS. The Debtor will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

         SECTION 9.6. TRANSACTIONS WITH AFFILIATES. The Debtor will not enter into any agreement with any affiliate of the Debtor except to the extent that such agreements are commercially reasonable which provide for terms which would normally be obtainable in an arm's length transaction with an unrelated third party.

                                    ARTICLE X

                                EVENTS OF DEFAULT

         SECTION 10.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an Event of Default:

         DEFAULT UNDER THE INDEBTEDNESS. Should the Debtor default in the payment of principal or interest under the Indebtedness of the Debtor and such default shall not be cured within ten days of the occurrence thereof.

         DEFAULT UNDER THIS AGREEMENT. Should the Debtor violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverages required hereby).

         DEFAULT UNDER OTHER AGREEMENTS. Should any event of default occur or exist under any of the Related Documents or should the Debtor violate, or fail to comply fully with, any terms and conditions of any of the Collateral Documents or Related Documents, or otherwise meet any of its obligations contained in the Related Documents and such default not be cured within ten days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverages required thereby).

         OTHER DEFAULTS IN FAVOR OF BANK. Should the Debtor default under any other loan, extension of credit, security agreement, or other obligation in favor of Bank and fail to cure same in accordance with any applicable cure periods.

         DEFAULT IN FAVOR OF THIRD PARTIES. Should the Debtor default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that involves a claim against Debtor in excess of $50,000.00 or which may materially affect any of the Collateral, or the Debtor's ability to perform its obligations under this Agreement, or any Related Document, or pertaining to the Indebtedness and fail to cure same in accordance with any applicable cure periods.

         INSOLVENCY. The following occurrences, in addition to the failure pr suspension of the Debtor, shall constitute an Event of Default hereunder:

         (a) Filing by the Debtor of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by the Debtor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by the Debtor for, or the appointment by consent or acquiescence of, a receiver or trustee of the Debtor for all or a substantial part of the property of the Debtor; the making by the Debtor of an assignment for the benefit of creditors; the inability of the Debtor or the admission by the Debtor of its inability to pay its debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty
                  (60) days after the appointment of a receiver or trustee); or

         (b) Filing of an involuntary petition against the Debtor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the insolvency appointment of a receiver or trustee of the Debtor for all or a substantial part of the property of Debtor and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment, execution or similar process against any substantial part of the property of the Debtor and such warrant remains unbonded or undismissed for a period of sixty (60) days from notice to the Debtor of its issuance.

         DISSOLUTION PROCEEDINGS. Should proceedings for the dissolution or appointment of a liquidator of the Debtor be commenced.

         FALSE STATEMENTS. Should any representation or warranty of the Debtor made in connection with the Indebtedness prove to be incorrect or misleading in any material respect when made or reaffirmed.

         MATERIAL ADVERSE CHANGE. Should a Material Adverse Change with respect to the Debtor occur at any time and not be cured within ten days of the occurrence thereof.

         Upon the occurrence of an Event of Default, all commitments of Bank under this Agreement will terminate immediately (including the Commitment of Bank to make any further Revolving Loans to the Debtor), and, at Bank's option, the Note and all Indebtedness of the Debtor will become immediately due and payable, all without notice of any kind to Debtor, except that in the case of an Event of Default of the type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional.

         Upon the occurrence of an Event of Default, Bank may proceed .to realize upon the Collateral under the terms of the Collateral Documents, impose any default rate of interest allowed by the Note to all outstanding Indebtedness, and exercise any other rights which it has by law or contract (which rights shall be cumulative in nature).

SECTION 10.2. WAIVERS BY THE DEBTOR. Except as otherwise provided for in this Agreement and by applicable law, the Debtor waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Debtor may in any way be liable and Debtor hereby ratifies and confirms whatever Bank may do in this regard, (ii) all rights to notice and a hearing prior to Bank's taking possession or control of, or to Bank's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Bank to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Debtor acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Collateral Documents, and the transactions evidenced by this Agreement and other Collateral Documents.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1. NO WAIVER; MODIFICATION IN WRITING. No failure or delay on the part of Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification or waiver of any provision of this Agreement or of the Note, nor consent to any departure by the Debtor therefrom, shall in any event be effective unless the same shall be in writing signed by or on behalf of Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Debtor in any case shall entitle the Debtor to any other or further notice or demand in similar or other circumstances.

         SECTION 11.2. PAYMENT ON NON-BUSINESS DAY. Whenever any payment to be made hereunder or on account of the Note shall be scheduled to become due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest and fees payable hereunder or on account of the Note.

         SECTION 11.3. ADDRESSES FOR NOTICES. All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address.

         If to Bank:

                   First Bank and Trust
                   909 Poydras Street, Suite 100
                   New Orleans, LA 70112
                   Attn: Mr. Louis Ballero

         with a copy to:

                   Wm. Blake Bennett, Esq.
                   Liskow & Lewis
                   One Shell Square, 50th Floor
                   New Orleans, LA 70139-5001

         If to Debtor:

                   Fair Grounds Corporation
                   1751 Gentilly Boulevard
                   New Orleans, LA 70119
                   Attention: Mr. Bryan G. Krantz, President

         with a copy to:

                   David R. Sherman, Esq.
                   Chehardy, Sherman, Ellis,
                     Breslin & Murray, L.L.P.
                   Suite 1100
                   One Galleria Boulevard
                   Metairie, LA 70001

         SECTION 11.4. FEES AND EXPENSES. The Debtor agrees to pay all fees, costs and expenses of Bank in connection with the preparation, execution and delivery of this Agreement and all Related Documents to be executed in connection herewith and subsequent modifications or amendments to any of the foregoing, including without limitation, the costs of all surveys, title insurance policies, appraisals, recordation fees and the reasonable fees and disbursements of counsel to Bank. The Debtor further agrees to pay all costs and expenses of Bank in connection with the enforcement of this Agreement, the Note or the other Related Documents, including reasonable legal fees and disbursements arising in connection therewith. The Debtor also agrees to pay, and to save Bank harmless from any delay in paying stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note, the other Related Documents, or any modification thereof.

         SECTION 11.5. SECURITY INTEREST AND RIGHT OF SET-OFF. Bank shall have a continuing security interest in, as well as the right to set-off the obligations of Debtor hereunder against, all funds which Debtor may maintain on deposit with Bank (with the exception of funds deposited in Debtor's accounts in trust for third parties or funds deposited in pension accounts, IRA's, Keogh accounts and All Saver Certificates or funds which are in accounts which are specifically dedicated to the payment of purses or payroll taxes), and Bank shall have a lien upon and a security interest in all such property of Debtor in Bank's possession or control, which shall secure the Indebtedness of the Debtor.

         SECTION 11.6. WAIVER OF MARSHALING. Debtor shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and Debtor expressly agrees that Bank may execute or foreclose upon the Collateral in such order and manner as Bank, in its sole discretion, deems appropriate.

         SECTION 11.7. GOVERNING LAW. This Agreement and the Note shall be deemed to be contracts made under the laws of the State of Louisiana and for all purposes shall be construed in accordance with the laws of said State.

         SECTION 11.8. CONSENT TO LOAN PARTICIPATION. Debtor agrees and consents to Bank's sale or transfer, whether now or later, of one or more participation interests in the Indebtedness of the Debtor arising pursuant to this Agreement to one or more purchasers, whether related or unrelated to Bank. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about Debtor or about any other matter relating to such Indebtedness, and Debtor hereby waives any rights to privacy it may have with respect to such matters. Debtor additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Debtor also agrees that the purchasers of any such participation interest will be considered as the absolute owners of such interests in such Indebtedness.

         SECTION 11.9. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. (a) DEBTOR AND BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH DEBTOR AND BANK MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE NOTE, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS OR (iv) THE COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY

MADE BY THE DEBTOR AND THE BANK, AND THE DEBTOR AND THE BANK HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE DEBTOR AND THE BANK EACH FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

         (b) THE DEBTOR HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL COURTS IN LOUISIANA AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTE, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION.

         SECTION 11.10. SEVERABILITY. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

         SECTION 11.11. HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect .the construction of this Agreement.

               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                               FAIR GROUNDS CORPORATION


                               By:  /s/ Bryan G. Krantz
                                   ---------------------------------------
                                   Bryan G. Krantz, President



                               FIRST BANK AND TRUST


                               By:  /s/ Louis Ballero
                                   ---------------------------------------
                                   Louis Ballero, Executive Vice President